First Internet Bancorp Reports First Quarter 2022 Results

Highlights for the first quarter include:

•Quarterly net income of $11.2 million, compared to $12.5 million for the fourth quarter of 2021 and $10.5 million for the first quarter of 2021

•Quarterly diluted earnings per share of $1.14, compared to $1.25 for the fourth quarter of 2021 and $1.05 for the first quarter of 2021

•Quarterly adjusted net income of $12.0 million, or $1.22 per diluted share, when excluding nonrecurring consulting fees and acquisition-related expenses

•Total quarterly revenue of $32.6 million, a 4.4% increase from the fourth quarter of 2021 and a 12.7% increase from the first quarter of 2021

•Net interest margin and fully-taxable equivalent net interest margin increased 26 basis points (“bps”) from the fourth quarter of 2021 to 2.56% and 2.69%, respectively

•Repurchased 103,703 shares at an average price of $49.35

Fishers, Indiana, April 20, 2022 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the first quarter ended March 31, 2022. Net income for the first quarter of 2022 was $11.2 million, or $1.14 diluted earnings per share. This compares to net income of $12.5 million, or $1.25 diluted earnings per share, for the fourth quarter of 2021, and net income of $10.5 million, or $1.05 diluted earnings per share, for the first quarter of 2021.

“We produced solid earnings and positive momentum to start 2022, driven by production in our franchise finance business, further success in driving lower cost deposits and continued excellent credit quality,” said David Becker, Chairman and Chief Executive Officer. “Pipelines in SBA and other key lines of business grew during the quarter, leaving us well-positioned to capitalize on loan growth opportunities for the year ahead.

“We also made significant progress with our Fintech initiatives, establishing our first Banking-as-a-Service deposit relationship during the quarter. We are engaged in a number of discussions with Fintechs to provide deposit and payments services as well as supplement our small business lending and consumer lending platforms, all of which we believe will drive stronger earnings and profitability while advancing our position as a premier technology-forward digital financial services provider.

“We are still waiting on certain regulatory approvals required to complete our acquisition of First Century and, as a result, are in discussions with First Century to extend our outside date to close the transaction. We hope that closing can occur next month,” Mr. Becker added.

Net Interest Income and Net Interest Margin
Net interest income for the first quarter of 2022 was $25.8 million, compared to $23.5 million for the fourth quarter of 2021, and $20.5 million for the first quarter of 2021. On a fully-taxable equivalent basis, net interest income for the first quarter of 2022 was $27.1 million, compared to $24.9 million for the fourth quarter of 2021, and $21.9 million for the first quarter of 2021. Excluding the impact of tax refund advance loan fees, adjusted net interest income on a fully-taxable equivalent basis for the first quarter of 2022 was $24.2 million.

Total interest income for the first quarter of 2022 was $36.0 million, an increase of 5.4% compared to the fourth quarter of 2021, and an increase of 8.3% compared to the first quarter of 2021. On a fully-taxable equivalent basis, total interest income for the first quarter of 2022 was $37.3 million, an increase of 5.1% compared to the fourth quarter of 2021, and an increase of 7.8% compared to the first quarter of 2021. The increase in total interest income compared to the fourth quarter of 2021 was driven primarily by the recognition of $2.9 million of income from tax refund advance loans, partially offset by lower loan fees. The yield on average interest-earning assets for the first quarter of 2022 increased to 3.58% from 3.34% in the linked quarter due primarily to the increase in loan yields and, to a lesser extent, a 25 bp increase in the average yield on securities. Compared to the linked quarter, average loan balances increased $29.0 million, or 1.0%, and the average balance of other earning assets increased $24.3 million, or 5.6%, while the average balance of securities decreased $28.9 million, or 4.3%.

Total interest expense for the first quarter of 2022 was $10.3 million, a decrease of 3.8% compared to the fourth quarter of 2021, and a decrease of 19.4% compared to the first quarter of 2021. The decrease in total interest expense compared to the linked quarter was due primarily to a 3 bp decline in the cost of interest-bearing deposits.

During the first quarter of 2022, the average balance of interest-bearing demand deposits increased $108.0 million, or 51.4%, compared to the fourth quarter of 2021 and the cost of these deposits increased 22 bps. The increase in the average balance and the cost of these deposits was due primarily to approximately $100 million in deposits with a contractual term of five years and a fixed rate of 1.15% pursuant to a new customer relationship. Additionally, the Company generated $50.0 million of new Banking-as-a-Service (“BaaS”) deposits during the quarter at a cost of 0.20%. Aside from these two new deposit relationships, the balance and cost of non-maturity deposits remained relatively stable compared to the linked quarter while the average balance and cost of certificates and brokered deposits decreased by $79.2 million and 6 bps, respectively.

Net interest margin (“NIM”) improved to 2.56% for the first quarter of 2022, up from 2.30% for the fourth quarter of 2021 and 2.04% for the first quarter of 2021. Fully-taxable equivalent NIM (“FTE NIM”) increased by 26 bps to 2.69% for the first quarter of 2022, up from 2.43% for the fourth quarter of 2021 and 2.18% for the first quarter of 2021. Excluding the impact of income from tax refund advance loans, adjusted FTE NIM was 2.41%, down 2 bps from the prior quarter. The slight decrease in adjusted FTE NIM compared to the linked quarter was driven primarily by a decrease in loan fees, partially offset by the effect of higher yields on securities and lower interest-bearing deposit costs.

Noninterest Income
Noninterest income for the first quarter of 2022 was $6.8 million, compared to $7.7 million for the fourth quarter of 2021 and $8.4 million for the first quarter of 2021. The decrease compared to the fourth quarter of 2021 was driven primarily by lower revenues from mortgage banking activities and a decrease in gain on sale of loans. Mortgage banking revenue totaled $1.9 million for the first quarter of 2022, down $0.9 million from the linked quarter due to a decrease in interest rate locks, sold loan volume and margins. Gain on sale of loans totaled $3.8 million for the quarter and included $3.5 million of gains on the sale of U.S. Small Business Administration (“SBA”) 7(a) guaranteed loans, which increased compared to the linked quarter, and a $0.4 million gain on the sale of $14.4 million of single tenant lease financing loans.

Noninterest Expense
Noninterest expense for the first quarter of 2022 was $18.8 million, compared to $17.0 million for the fourth quarter of 2021 and $15.3 million for the first quarter of 2021. The increase of $1.8 million, or 10.8%, compared to the fourth quarter of 2021 was due primarily to higher loan expenses, consulting and professional fees, premises and equipment and other expense, partially offset by a decrease in salaries and employee benefits. The increase in loan expenses was driven primarily by servicing fees related to tax refund advance loans. The increase in consulting and professional fees was due primarily to $0.9 million of nonrecurring consulting fees and $0.2 million of acquisition-related expenses, partially offset by lower third party loan review fees than what were incurred in the linked quarter. The increase in premises and equipment was primarily related to costs associated with the Company’s new corporate headquarters, partially offset by a $0.5 million IT termination fee incurred in the fourth quarter of 2021. The lower salaries and employee benefits expense was due mainly to lower incentive compensation in the Company’s small business lending and mortgage banking divisions and lower medical claims expense, partially offset by higher employee benefits costs due to annual resets.

Income Taxes
The Company reported an income tax expense of $1.8 million for the first quarter of 2022 and an effective tax rate of 13.8%, compared to an income tax expense of $2.0 million and an effective tax rate of 13.8% for the fourth quarter of 2021 and an income tax expense of $1.9 million and an effective tax rate of 15.1% for the first quarter of 2021.

Loans and Credit Quality
Total loans as of March 31, 2022 were $2.9 billion, a decrease of $6.9 million, or 0.2%, compared to December 31, 2021, and a decrease of $177.9 million, or 5.8%, compared to March 31, 2021. Total commercial loan balances were $2.3 billion as of March 31, 2022, a decrease of $23.8 million, or 1.0%, compared to December 31, 2021 and a decrease of $179.7 million, or 7.1%, compared to March 31, 2021. Compared to the linked quarter, the decline in commercial loan balances was driven primarily by net payoffs in healthcare finance, small business lending, owner-occupied commercial real estate and public finance loans, as well as the sale of single tenant lease financing loans discussed above. These items were partially offset by growth in franchise finance, construction, investor commercial real estate and commercial and industrial loan balances.

Total consumer loan balances were $488.8 million as of March 31, 2022, an increase of $18.8 million, or 4.0%, compared to December 31, 2021 and an increase of $10.5 million, or 2.2%, compared to March 31, 2021. The increase compared to the linked quarter was due to higher balances in the residential mortgage, recreational vehicles and trailers loan portfolios as well as the remaining outstanding balance of tax refund advance loans originated during the first quarter of 2022.

Total delinquencies 30 days or more past due decreased to 0.03% of total loans as of March 31, 2022, down from 0.04% as of December 31, 2021 and down from 0.24% as of March 31, 2021. Overall credit quality remained strong as nonperforming loans to total loans was 0.25% as of March 31, 2022, compared to 0.26% at December 31, 2021 and 0.48% as of March 31, 2021.

The allowance for loan losses as a percentage of total loans was 0.98% as of March 31, 2022, both in total and when excluding PPP loans, compared to 0.96% and 0.97%, respectively, as of December 31, 2021 and 1.00% and 1.02%, respectively, as of March 31, 2021.

Net charge-offs of $0.4 million were recognized during the first quarter of 2022, resulting in net charge-offs to average loans of 0.05%, compared to net recoveries to average loans of 0.01% for the fourth quarter of 2021 and net charge-offs to average loans of 0.02% for the first quarter of 2021. Excluding $1.5 million of net charge-offs related to tax refund advance loans, net recoveries of $1.1 million were recognized during the first quarter of 2022, resulting in net recoveries to average loans of 0.16%.

The provision for loan losses in the first quarter of 2022 was $0.8 million, compared to a benefit of $0.2 million for the fourth quarter of 2021 and a provision of $1.3 million for the first quarter of 2021. The provision for the first quarter of 2022 was driven by the provision related to tax refund advance loans, which totaled $1.8 million, and, to a lesser extent, adjustments to qualitative factors that increased the overall allowance as a percentage of loans. This was partially offset by a $1.2 million recovery on a single tenant lease financing relationship that previously had been partially charged-off with the remaining balance transferred to other real estate owned. Excluding the provision related to tax refund advance loans, the Company recognized a benefit of $1.1 million for the first quarter of 2022.

Capital
As of March 31, 2022, total shareholders’ equity was $374.7 million, a decrease of $5.7 million, or 1.5%, compared to December 31, 2021, due primarily to an increase in accumulated other comprehensive loss resulting from a decline in the value of the available-for-sale securities portfolio resulting from the rapid rise in interest rates, as well as stock repurchase activity, during the quarter. This was partially offset by the net income earned during the quarter as well as an increase in the value of interest rate swaps classified as cash flow hedges. Book value per common share decreased to $38.69 as of March 31, 2022, down from $38.99 as of December 31, 2021 and up from $35.07 as of March 31, 2021. Tangible book value per share decreased to $38.21, down from $38.51 and up from $34.60, each as of the same reference dates.

In connection with its previously announced stock repurchase program, the Company repurchased 103,703 shares of its common stock during the first quarter of 2022 at an average price of $49.35 per share. Including shares repurchased during the fourth quarter of 2021, the Company has repurchased a total of 203,703 shares at an average price of $46.90 per share under the program through March 31, 2022.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of March 31, 2022.

	As of March 31, 2022
	Company	Bank

Total shareholders’ equity to assets	8.87%	10.18%
Tangible common equity to tangible assets [1]	8.77%	10.08%
Tier 1 leverage ratio [2]	9.26%	10.57%
Common equity tier 1 capital ratio [2]	13.16%	15.03%
Tier 1 capital ratio [2]	13.16%	15.03%
Total risk-based capital ratio [2]	17.62%	15.99%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, April 21, 2022 to discuss its quarterly financial results. The call can be accessed via telephone at (844) 200-6205; access code: 139463. A recorded replay can be accessed through May 21, 2022 by dialing (866) 813-9403; access code: 231818.

Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.2 billion as of March 31, 2022. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, SBA financing, franchise finance, residential mortgage loans, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com..

Forward-Looking Statements
This press release contains forward-looking statements, including statements with respect to the pending acquisition of First Century Bancorp. and its effects on the future performance of the Company and the Bank, the expected timing of completion of the transaction and other statements concerning the financial condition, results of operations, trends in lending policies and loan programs, plans and prospective business partnerships, objectives, future performance and business of the Company. Forward-looking statements are generally identifiable by the use of words such as “ahead,” “anticipate,” “believe,” “capitalize,” “confidence in,” “continue,” “could,” “designed,” “effort,” “estimate,” “expect,” “growth,” “help,” “hope,” “intend,” “looking forward,” “may,” “opportunities,” “optimistic,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “waiting on,” “well-positioned,” “will,” “working on,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Such statements are subject to certain risks and uncertainties including: the effects of the COVID-19 global pandemic and other adverse public health developments on the economy, our business and operations and the business and operations of our vendors and customers: general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products; our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that we own or that is the collateral for our loans. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance, SBA, healthcare finance and franchise finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; execution of pending and future acquisition, reorganization or disposition transactions, including without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings and other anticipated benefits from such transactions; the failure of any of the closing conditions in the definitive merger agreement with First Century Bancorp to be satisfied on a timely basis or at all; fluctuations in interest rates; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income – FTE, adjusted total interest income, net interest income – FTE, adjusted net interest income, adjusted net interest income – FTE, net interest margin – FTE, adjusted net interest margin, adjusted net interest margin – FTE, (benefit) provision for loan losses, excluding tax refund advance loans, average loans, excluding tax refund advance loans, net (recoveries) charge-offs to average loans, excluding tax refund advance loans, allowance for loan losses to loans, excluding PPP loans, adjusted noninterest expense, adjusted income before income taxes, adjusted income tax provision, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity, adjusted return on average tangible common equity, adjusted effective income tax rate, income before income taxes, excluding tax refund advance loans, income tax provision, excluding tax refund advance loans and net income, excluding tax refund advance loans are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$11,209	12,478	$10,450

Per share and share information
Earnings per share - basic	$1.14	$1.26	$1.06
Earnings per share - diluted	1.14	1.25	1.05
Dividends declared per share	0.06	0.06	0.06
Book value per common share	38.69	38.99	35.07
Tangible book value per common share [1]	38.21	38.51	34.60
Common shares outstanding	9,683,727	9,754,455	9,823,831
Average common shares outstanding:
Basic	9,790,122	9,903,856	9,899,230
Diluted	9,870,394	9,989,951	9,963,036
Performance ratios
Return on average assets	1.08%	1.19%	1.02%
Return on average shareholders' equity	11.94%	13.14%	12.61%
Return on average tangible common equity [1]	12.09%	13.30%	12.79%
Net interest margin	2.56%	2.30%	2.04%
Net interest margin - FTE [1,2]	2.69%	2.43%	2.18%
Capital ratios [3]
Total shareholders' equity to assets	8.87%	9.03%	8.23%
Tangible common equity to tangible assets [1]	8.77%	8.93%	8.12%
Tier 1 leverage ratio	9.26%	9.22%	8.46%
Common equity tier 1 capital ratio	13.16%	12.92%	11.81%
Tier 1 capital ratio	13.16%	12.92%	11.81%
Total risk-based capital ratio	17.62%	17.36%	15.18%
Asset quality
Nonperforming loans	$7,084	$7,401	$14,649
Nonperforming assets	7,085	8,618	14,678
Nonperforming loans to loans	0.25%	0.26%	0.48%
Nonperforming assets to total assets	0.17%	0.20%	0.35%
Allowance for loan losses to:
Loans	0.98%	0.96%	1.00%
Loans, excluding PPP loans [1]	0.98%	0.97%	1.02%
Nonperforming loans	398.8%	376.2%	209.2%
Net charge-offs (recoveries) to average loans	0.05%	(0.01%)	0.02%
Average balance sheet information
Loans	$2,947,924	$2,914,858	$3,047,915
Total securities	648,728	677,580	548,429
Other earning assets	455,960	431,621	446,045
Total interest-earning assets	4,080,725	4,056,254	4,073,604
Total assets	4,214,918	4,177,578	4,173,273
Noninterest-bearing deposits	112,248	113,887	90,764
Interest-bearing deposits	3,071,420	3,032,435	3,115,987
Total deposits	3,183,668	3,146,322	3,206,751
Shareholders' equity	380,767	376,832	335,968

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited, except for December 31, 2021)
Dollar amounts in thousands
	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Cash and due from banks	$20,976	$7,492	$4,440
Interest-bearing deposits	496,573	435,468	411,765
Securities available-for-sale, at fair value	465,288	603,044	462,376
Securities held-to-maturity, at amortized cost	163,370	59,565	68,190
Loans held-for-sale	33,991	47,745	30,235
Loans	2,880,780	2,887,662	3,058,694
Allowance for loan losses	(28,251)	(27,841)	(30,642)
Net loans	2,852,529	2,859,821	3,028,052
Accrued interest receivable	15,263	16,037	16,433
Federal Home Loan Bank of Indianapolis stock	25,219	25,650	25,650
Cash surrender value of bank-owned life insurance	39,133	38,900	38,185
Premises and equipment, net	68,632	59,842	42,381
Goodwill	4,687	4,687	4,687
Servicing asset	5,249	4,702	3,817
Other real estate owned	—	1,188	—
Accrued income and other assets	34,487	46,853	52,359
Total assets	$4,225,397	$4,210,994	$4,188,570

Liabilities
Noninterest-bearing deposits	$119,196	$117,531	$100,700
Interest-bearing deposits	3,098,783	3,061,428	3,116,903
Total deposits	3,217,979	3,178,959	3,217,603
Advances from Federal Home Loan Bank	514,923	514,922	514,917
Subordinated debt	104,306	104,231	69,794
Accrued interest payable	1,532	2,018	1,418
Accrued expenses and other liabilities	12,002	30,526	40,272
Total liabilities	3,850,742	3,830,656	3,844,004
Shareholders' equity
Voting common stock	214,473	218,946	221,911
Retained earnings	183,043	172,431	136,575
Accumulated other comprehensive loss	(22,861)	(11,039)	(13,920)
Total shareholders' equity	374,655	380,338	344,566
Total liabilities and shareholders' equity	$4,225,397	$4,210,994	$4,188,570

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income
Loans	$33,188	$31,621	$30,885
Securities - taxable	2,221	1,973	1,779
Securities - non-taxable	249	236	281
Other earning assets	376	362	335
Total interest income	36,034	34,192	33,280
Interest expense
Deposits	6,097	6,399	8,628
Other borrowed funds	4,187	4,288	4,127
Total interest expense	10,284	10,687	12,755
Net interest income	25,750	23,505	20,525
Provision (benefit) for loan losses	791	(238)	1,276
Net interest income after provision (benefit) for loan losses	24,959	23,743	19,249
Noninterest income
Service charges and fees	316	292	266
Loan servicing revenue	585	544	422
Loan servicing asset revaluation	(297)	(400)	(155)
Mortgage banking activities	1,873	2,776	5,750
Gain on sale of loans	3,845	4,137	1,723
Other	498	345	369
Total noninterest income	6,820	7,694	8,375
Noninterest expense
Salaries and employee benefits	9,878	10,183	9,492
Marketing, advertising and promotion	756	896	680
Consulting and professional fees	1,925	1,262	986
Data processing	449	425	462
Loan expenses	1,582	654	534
Premises and equipment	2,540	2,188	1,601
Deposit insurance premium	281	283	425
Other	1,369	1,064	1,137
Total noninterest expense	18,780	16,955	15,317
Income before income taxes	12,999	14,482	12,307
Income tax provision	1,790	2,004	1,857
Net income	$11,209	$12,478	$10,450

Per common share data
Earnings per share - basic	$1.14	$1.26	$1.06
Earnings per share - diluted	$1.14	$1.25	$1.05
Dividends declared per share	$0.06	$0.06	$0.06

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,976,037	$33,188	4.52%	$2,947,053	$31,621	4.26%	$3,079,130	$30,885	4.07%
Securities - taxable	567,776	2,221	1.59%	595,024	1,973	1.32%	461,300	1,779	1.56%
Securities - non-taxable	80,952	249	1.25%	82,556	236	1.13%	87,129	281	1.31%
Other earning assets	455,960	376	0.33%	431,621	362	0.33%	446,045	335	0.30%
Total interest-earning assets	4,080,725	36,034	3.58%	4,056,254	34,192	3.34%	4,073,604	33,280	3.31%
Allowance for loan losses	(27,974)			(27,946)			(29,884)
Noninterest-earning assets	162,167			149,270			129,553
Total assets	$4,214,918			$4,177,578			$4,173,273

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$318,281	$412	0.52%	$210,283	$158	0.30%	$180,746	$133	0.30%
Savings accounts	60,616	53	0.35%	63,575	58	0.36%	46,035	40	0.35%
Money market accounts	1,454,436	1,503	0.42%	1,453,447	1,507	0.41%	1,369,626	1,391	0.41%
BaaS - brokered deposits	12,111	6	0.20%	—	—	0.00%	—	—	0.00%
Certificates and brokered deposits	1,225,976	4,123	1.36%	1,305,130	4,676	1.42%	1,519,580	7,064	1.89%
Total interest-bearing deposits	3,071,420	6,097	0.81%	3,032,435	6,399	0.84%	3,115,987	8,628	1.12%
Other borrowed funds	619,191	4,187	2.74%	619,115	4,288	2.75%	583,780	4,127	2.87%
Total interest-bearing liabilities	3,690,611	10,284	1.13%	3,651,550	10,687	1.16%	3,699,767	12,755	1.40%
Noninterest-bearing deposits	112,248			113,887			90,764
Other noninterest-bearing liabilities	31,292			35,309			46,774
Total liabilities	3,834,151			3,800,746			3,837,305
Shareholders' equity	380,767			376,832			335,968
Total liabilities and shareholders' equity	$4,214,918			$4,177,578			$4,173,273

Net interest income		$25,750			$23,505			$20,525

Interest rate spread			2.45%			2.18%			1.91%
Net interest margin			2.56%			2.30%			2.04%
Net interest margin - FTE [2,3]			2.69%			2.43%			2.18%
1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$99,808	3.5%	$96,008	3.3%	$71,835	2.3%
Owner-occupied commercial real estate	56,752	2.0%	66,732	2.3%	87,930	2.9%
Investor commercial real estate	34,627	1.2%	28,019	1.0%	14,832	0.5%
Construction	149,662	5.2%	136,619	4.7%	123,483	4.0%
Single tenant lease financing	852,519	29.6%	865,854	30.0%	941,322	30.8%
Public finance	587,817	20.4%	592,665	20.5%	637,600	20.8%
Healthcare finance	354,574	12.3%	387,852	13.4%	510,237	16.8%
Small business lending	97,040	3.4%	108,666	3.8%	132,490	4.3%
Franchise finance	107,246	3.7%	81,448	2.8%	—	—%
Total commercial loans	2,340,045	81.3%	2,363,863	81.8%	2,519,729	82.4%

Consumer loans
Residential mortgage	191,153	6.6%	186,770	6.5%	190,148	6.2%
Home equity	18,100	0.6%	17,665	0.6%	17,949	0.6%
Trailers	148,870	5.2%	146,267	5.1%	143,454	4.7%
Recreational vehicles	93,458	3.2%	90,654	3.1%	92,221	3.0%
Other consumer loans	28,002	1.0%	28,557	1.0%	34,534	1.1%
Tax refund advance loans	9,177	0.3%	—	0.0%	—	0.0%
Total consumer loans	488,760	16.9%	469,913	16.3%	478,306	15.6%

Net deferred loan fees, premiums, discounts and other [1]	51,975	1.8%	53,886	1.9%	60,659	2.0%

Total loans	$2,880,780	100.0%	$2,887,662	100.0%	$3,058,694	100.0%

	March 31, 2022		December 31, 2021		March 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$119,197	3.7%	$117,532	3.7%	$100,700	3.1%
Interest-bearing demand deposits	334,723	10.4%	247,966	7.8%	186,015	5.8%
Savings accounts	66,320	2.1%	59,998	1.9%	51,251	1.6%
Money market accounts	1,475,857	45.8%	1,483,936	46.7%	1,397,449	43.4%
BaaS - brokered deposits	50,006	1.6%	—	0.0%	—	0.0%
Certificates of deposits	889,789	27.6%	970,107	30.5%	1,174,764	36.5%
Brokered deposits	282,087	8.8%	299,420	9.4%	307,424	9.6%
Total deposits	$3,217,979	100.0%	$3,178,959	100.0%	$3,217,603	100.0%

1 Includes carrying value adjustments of $36.4 million, $37.5 million and $41.6 million related to terminated interest rate swaps associated with public finance loans as of March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2022		December 31, 2021	March 31, 2021
Total equity - GAAP	$374,655		$380,338	$344,566
Adjustments:
Goodwill	(4,687)		(4,687)	(4,687)
Tangible common equity	$369,968	369968000	$375,651	$339,879

Total assets - GAAP	$4,225,397		$4,210,994	$4,188,570
Adjustments:
Goodwill	(4,687)		(4,687)	(4,687)
Tangible assets	$4,220,710		$4,206,307	$4,183,883

Common shares outstanding	9,683,727		9,754,455	9,823,831

Book value per common share	$38.69		$38.99	$35.07
Effect of goodwill	(0.48)		(0.48)	(0.47)
Tangible book value per common share	$38.21		$38.51	$34.60

Total shareholders' equity to assets	8.87%		9.03%	8.23%
Effect of goodwill	(0.10%)		(0.10%)	(0.11%)
Tangible common equity to tangible assets	8.77%		8.93%	8.12%

Total average equity - GAAP	$380,767		$376,832	$335,968
Adjustments:
Average goodwill	(4,687)		(4,687)	(4,687)
Average tangible common equity	$376,080		$372,145	$331,281

Return on average shareholders' equity	11.94%		13.14%	12.61%
Effect of goodwill	0.15%		0.16%	0.18%
Return on average tangible common equity	12.09%		13.30%	12.79%

Total interest income	$36,034		$34,192	$33,280
Adjustments:
Fully-taxable equivalent adjustments [1]	1,314		1,348	1,356
Total interest income - FTE	$37,348		$35,540	$34,636

Total interest income - FTE	$37,348		$35,540	$34,636
Adjustments:
Income from tax refund advance loans	(2,864)		—	—
Total interest income - FTE	$34,484		$35,540	$34,636

Net interest income	$25,750		$23,505	$20,525
Adjustments:
Fully-taxable equivalent adjustments [1]	1,314		1,348	1,356
Net interest income - FTE	$27,064		$24,853	$21,881

Net interest income	$25,750		$23,505	$20,525
Adjustments:
Income from tax refund advance loans	(2,864)		—	—
Adjusted net interest income	$22,886		$23,505	$20,525

Net interest income	$25,750		$23,505	$20,525
Adjustments:
Fully-taxable equivalent adjustments [1]	1,314		1,348	1,356
Income from tax refund advance loans	(2,864)		—	—
Adjusted net interest income - FTE	$24,200		$24,853	$21,881
[1] Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net interest margin	2.56%	2.30%	2.04%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.13%	0.14%
Net interest margin - FTE	2.69%	2.43%	2.18%

Net interest margin	2.56%	2.30%	2.04%
Effect of income from tax refund advance loans	(0.28%)	0.00%	0.00%
Adjusted net interest margin	2.28%	2.30%	2.04%

Net interest margin	2.56%	2.30%	2.04%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.13%	0.14%
Effect of income from tax refund advance loans	(0.28%)	0.00%	0.00%
Adjusted net interest margin - FTE	2.41%	2.43%	2.18%

Provision (benefit) for loan losses	$791	$(238)	$1,276
Adjustments:
Provision for tax refund advance loans losses	(1,842)	—	—
(Benefit) provision for loan losses, excluding tax refund advance loans	$(1,051)	$(238)	$1,276

Average loans	$2,947,924	$2,914,858	$3,047,915
Adjustments:
Average tax refund advance loans	(60,499)	—	—
Average loans, excluding tax refund advance loans	$2,887,425	$2,914,858	$3,047,915

Net charge-offs (recoveries) to average loans	0.05%	(0.01%)	0.02%
Adjustments:
Effect of tax refund advance lending net charge-offs to average loans	(0.21%)	0.00%	0.00%
Net (recoveries) charge-offs to average loans, excluding tax refund advance loans	(0.16%)	(0.01%)	0.02%

Allowance for loan losses	$28,251	$27,841	$30,642

Loans	$2,880,780	$2,887,662	$3,058,694
Adjustments:
PPP loans	(1,003)	(3,152)	(53,365)
Loans, excluding PPP loans	$2,879,777	$2,884,510	$3,005,329

Allowance for loan losses to loans	0.98%	0.96%	1.00%
Effect of PPP loans	0.00%	0.01%	0.02%
Allowance for loan losses to loans, excluding PPP loans	0.98%	0.97%	1.02%
1Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Noninterest expense - GAAP	$18,780	$16,955	$15,317
Adjustments:
Acquisition-related expenses	(170)	(163)	—
IT termination fee	—	(475)	—
Nonrecurring consulting fee	(875)	—	—
Adjusted noninterest expense	$17,735	$16,317	$15,317

Income before income taxes - GAAP	$12,999	$14,482	$12,307
Adjustments:
Acquisition-related expenses	170	163	—
IT termination fee	—	475	—
Nonrecurring consulting fee	875	—	—
Adjusted income before income taxes	$14,044	$15,120	$12,307

Income tax provision - GAAP	$1,790	$2,004	$1,857
Adjustments:
Acquisition-related expenses	36	34	—
IT termination fee	—	100	—
Nonrecurring consulting fee	184	—	—
Adjusted income tax provision	$2,010	$2,138	$1,857

Net income - GAAP	$11,209	$12,478	$10,450
Adjustments:
Acquisition-related expenses	134	129	—
IT termination fee	—	375	—
Nonrecurring consulting fee	691	—	—
Adjusted net income	$12,034	$12,982	$10,450

Diluted average common shares outstanding	9,870,394	9,989,951	9,963,036

Diluted earnings per share - GAAP	$1.14	$1.25	$1.05
Adjustments:
Effect of acquisition-related expenses	0.01	0.01	—
Effect of IT termination fee	—	0.04	—
Effect of nonrecurring consulting fee	0.07	—	—
Adjusted diluted earnings per share	$1.22	$1.30	$1.05

Return on average assets	1.08%	1.12%	1.02%
Effect of acquisition-related expenses	0.01%	0.00%	0.00%
Effect of IT termination fee	0.00%	0.04%	0.00%
Effect of nonrecurring consulting fee	0.07%	0.00%	0.00%
Adjusted return on average assets	1.16%	1.16%	1.02%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Return on average shareholders' equity	11.94%	13.14%	12.61%
Effect of acquisition-related expenses	0.14%	0.14%	0.00%
Effect of IT termination fee	0.00%	0.39%	0.00%
Effect of nonrecurring consulting fee	0.74%	0.00%	0.00%
Adjusted return on average shareholders' equity	12.82%	13.67%	12.61%

Return on average tangible common equity	12.09%	13.30%	12.79%
Effect of acquisition-related expenses	0.14%	0.14%	0.00%
Effect of IT termination fee	0.00%	0.40%	0.00%
Effect of nonrecurring consulting fee	0.75%	0.00%	0.00%
Adjusted return on average tangible common equity	12.98%	13.84%	12.79%

Effective income tax rate	13.8%	13.8%	15.1%
Effect of acquisition-related expenses	0.3%	0.1%	0.0%
Effect of IT termination fee	0.0%	0.2%	0.0%
Effect of nonrecurring consulting fee	1.3%	0.0%	0.0%
Adjusted effective income tax rate	15.4%	14.1%	15.1%

Income before income taxes - GAAP	$12,999	$14,482	$12,307
Adjustments:
Income from tax refund advance lending	(2,864)	—	—
Provision for tax refund advance lending losses	1,842	—	—
Tax refund advance lending servicing fee	921	—	—
Income, excluding tax refund advance loans	$12,898	$14,482	$12,307

Income tax provision - GAAP	$1,790	$2,004	$1,857
Adjustments:
Income from tax refund advance lending	(601)	—	—
Provision for tax refund advance lending losses	387	—	—
Tax refund advance lending servicing fee	193	—	—
Income tax provision, excluding tax refund advance loans	$1,769	$2,004	$1,857

Net Income - GAAP	$11,209	$12,478	$10,450
Adjustments:
Income from tax refund advance lending	(2,263)	—	—
Provision for tax refund advance lending losses	1,455	—	—
Tax refund advance lending servicing fee	728	—	—
Net income, excluding tax refund advance loans	$11,129	$12,478	$10,450